Exhibit 10.3
June 19, 2022
Mr. Dirk Locascio

Re: Retention Award
Dear Dirk,
Your commitment to and leadership of US Foods have never been more important.
In recognition of your contributions and to help to retain you as our Chief Financial Officer the Company searches for a permanent Chief Executive Officer, the Company has agreed to offer you a retention bonus based on the terms below.
1.    You will become eligible to receive a one-time, lump sum, retention payment in the amount of $1,750,000 (the “Retention Bonus”), less applicable taxes and withholdings, upon the earlier of the following to occur (such earlier date, the “Retention Date”):
·on March 31, 2023, if you remain employed through and including such date or
·if, prior to March 31, 2023, your employment with US Foods is terminated by your death, or by the Company other than for Cause, or your Permanent Disability (each as defined in your Amended and Restated Executive Severance Agreement (“ESA”) with the Company, “Cause,” and “Permanent Disability), upon satisfaction of applicable “Payment Preconditions” described in the ESA
2.In addition, the Company agrees that, in the event your employment is terminated by the Company other than for Cause , the vesting of your equity awards under the US Foods Holding Corp. 2019 Long Term Incentive Plan (the “Plan”) scheduled to occur in March 2023 (to the extent then unvested) will accelerate in full immediately prior to such termination (the “Accelerated Vesting”).
3.Finally, if you remain employed through and including March 31, 2023, and you elect to resign and terminate your employment by giving written notice to the Company at any time from April 1, 2023 through July 10, 2023, which termination shall be effective 45 days after the date of notice (the “Resignation Date”), such termination of employment will be treated for all purposes as a termination of your employment by the Company other than for Cause entitling you to receive the compensation and benefits enumerated in Section 5.2 of your ESA (your “Full Severance”).

The Retention Bonus, if earned, will be payable on a regular payroll date within 30 days of your Retention Date. The Accelerated Vesting, if triggered, will be effective on your last day of employment. Your Full Severance, if earned, will be paid in accordance with your ESA.
The Retention Bonus will not be treated as salary or taken into account for purposes of determining any other compensation or benefits to which you may be entitled. This agreement is intended to be interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. To the extent that any payment under this agreement is subject to Section 409A, such payment shall be made at such times and in such forms as US Foods may determine are required to comply with Section 409A.
You will be solely liable for all taxes, including Federal, state, local, or foreign income, employment and social security taxes, and penalties that may arise in connection with the Retention Bonus, Accelerated Vesting and Full Severance and US Foods and its affiliates shall not have any obligation to pay such taxes or penalties on your behalf.
This agreement is governed by, and shall be construed in accordance with, the laws of the State of Illinois, without giving effect to its conflict of laws provisions.
This agreement is an amendment to your award agreements under the Plan, which remain in full force and effect as amended. The award agreements, ESA and this agreement contain the entire agreement between you and US Foods with respect to the Retention Bonus, the Accelerated Vesting and your Full Severance. This agreement may not be modified by either party except by a writing signed by both parties.
We request that you acknowledge acceptance of this agreement by signing below and returning a copy to me by June 30, 2022. If you do not sign this agreement by such date, it shall become null and void and you will forfeit your right to receive the Retention Bonus, the Accelerated Vesting and your Full Severance. Please feel free to contact me or Mike O’Malley, if you have any questions.
On behalf of the entire leadership team at US Foods, we look forward to your acceptance of this retention agreement.
Best regards,
/s/ J. David Works
J. David Works
EVP, Chief Human Resources Officer
Accepted By: /s/ Dirk Locascio     Date: 6/20/2022
Dirk Locascio